Exhibit 99.1

Industrial Services of America, Inc.

Announces First Quarter 2019 Financial Results

LOUISVILLE, KY (May 14, 2019) -- Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts, today announced the filing with the U.S. Securities and Exchange Commission of its Form 10-Q for the quarter ended March 31, 2019.

ISA reported a 2.1% revenue decrease for the quarter ended March 31, 2019 compared to the same period in 2018. The Company reported a net loss of $441 thousand for the three months ended March 31, 2019 compared to a net income of $36 thousand for the three months ended March 31, 2018.  Further, the Company reported Adjusted EBITDA of $239 thousand during the three months ended March 31, 2019 compared to Adjusted EBITDA of $816 thousand during the three months ended March 31, 2018.

The Company's results were negatively impacted during the first quarter of 2019 by lower margins resulting from market conditions that were less favorable during the first quarter of 2019 compared to the same period of 2018. Although volumes increased in both the Company's ferrous and non-ferrous operations, average selling prices ("ASP") were lower by 3.0% and 16.9% for ferrous and non-ferrous, respectively, during the quarter when compared to the same period for the prior year. The lower ASPs were due to recent and ongoing market conditions.

	Three months ended March 31,
	2019	2018
	(in thousands)
Revenue	$14,344	$14,657
Net (loss) income	$(441)	$36
Adjusted EBITDA	$239	$816

Todd L. Phillips, Chief Executive Officer, President and Chief Financial Officer of ISA, commented, “Recent market conditions had a negative impact on first quarter 2019 results. These unfavorable market conditions are ongoing to date in the second quarter of 2019. For example, ferrous market prices have decreased approximately $55 per ton since the end of the first quarter 2019 to the date of this filing. Although we are disappointed in first quarter 2019 results, we continue to work to mitigate the impact of these ongoing market conditions.”

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Non-GAAP Measures

The information provided above in this release includes certain non-GAAP financial measures as defined under SEC rules. In accordance with SEC rules, the Company has provided, in the supplemental information below, a reconciliation of those measures to the most directly comparable GAAP measures. To provide additional information regarding the Company's results, the Company has disclosed in this press release Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America. The Company defines Adjusted EBITDA as net (loss) income excluding depreciation and amortization, share-based compensation expense, interest expense, including loan fee amortization, (loss) gain on sale of assets, gain on insurance proceeds, other income (expense), net, and income tax provision. The Company has included Adjusted EBITDA as a supplemental financial measure in this press release as it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company's operating results. Adjusted EBITDA is also used in certain covenants contained in the Company’s credit agreement. However, use of Adjusted EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP, including net income (loss), gross profit, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP. The following table presents the reconciliation between net income (loss) and Adjusted EBITDA.

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Reconciliation from Net (loss) income to Adjusted EBITDA
Net (loss) income	$(441)	$36
Depreciation and amortization	515	521
Share-based compensation expense	41	9
Interest expense, including loan fee amortization	160	242
Gain on insurance proceeds	(38)	-
Income tax provision	2	8
Total net adjustments	680	780
Adjusted EBITDA	$239	$816

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in commodity prices, varying demand for metal recycling, competitive pressures in metal recycling markets, the failure to operate the shredder successfully, competitive pressures in the used auto parts market, availability of liquidity and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. Except as required by law, ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.